As filed with the Securities and Exchange Commission on November 26, 1997

                                                    Registration No. 33-71528-LA

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------
                                    FORM S-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

      (POST EFFECTIVE AMENDMENT NO. 3 TO FORM SB-2 REGISTRATION STATEMENT)


                                MOBILE MINI, INC.
             (Exact name of Registrant as specified in its charter)

       Delaware                       7519                         86-0748362
------------------------   ----------------------------       ----------------
(State of Incorporation)   (Primary Standard Industrial       (I.R.S. Employer
                           Classification Code Number)       Identification No.)

                             1834 West Third Street
                              Tempe, Arizona 85281
                                 (602) 790-4214
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 ---------------

                              Lawrence Trachtenberg
                            Executive Vice President
                             1834 West Third Street
                              Tempe, Arizona 85281
                                 (602) 894-6311
            (Name, address including zip code, and telephone number,
                   including area code, of agent for service)

                                 ---------------

                                 with copies to
                           Joseph P. Richardson, Esq.
                                 Bryan Cave LLP
                      2800 North Central Avenue, 21st Floor
                             Phoenix, Arizona 85004

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.


         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]


         If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11 (a)(1) of this form, check the following box. [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. [ ]______________________

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]____________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

==========================================================================================================
                                             Proposed       Proposed
                                             Maximum         Maximum       Amount of
Title of Each Class of Securities To Be    Amount To Be   Offering Price   Aggregate        Offering
               Registered                   Registered       Per Unit        Price       Registration Fee
==========================================================================================================
Common Stock, par value $.01 per           1,067,500(1)      $5.00(2)      $5,337,500       $1,841.00(3)
share, issuable upon exercise of
Redeemable Common Stock Purchase
Warrants issued in connection with
the Company's 1994 initial public
offering (the "Public Warrants")


This Registration Statement incorporates the Post-Effective Amendment No. 3 to Mobile Mini, Inc., Registration Statement on Form SB-2, Registration No.
33-71528-LA, which Registration Statement was declared effective by the Commission on February 17, 1994. The 1,067,500 shares of Common Stock issuable upon exercise of Public Warrants were previously registered in connection with the Company's 1994 initial public offering pursuant to Registration No. 33-71528-LA, and of the $1,841.00 filing fee identified above, $1,858.84 was previously paid in connection with Registration No. 33-71528-LA. All shares of Common Stock for which this Registration Statement is being filed, have been previously registered and sufficient registration fees have been previously paid, as identified above.


         1. Pursuant  to  Rule  416,  there  are  also   being  registered  such
indeterminate number of additional shares of Common Stock as may be required for issuance pursuant to the anti-dilution provisions of the Public Warrants.

         2. Reflects the exercise price of a Public Warrant, payment of which entitles the holder thereof to purchase one share of Common Stock.

         3. Previously paid.


                                 ---------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 SUBJECT TO COMPLETION - DATED NOVEMBER 26, 1997


PROSPECTUS

                                1,067,500 SHARES

                                mobile mini, inc.

                                  COMMON STOCK

                             ISSUABLE UPON EXERCISE
                                OF COMMON STOCK
                               PURCHASE WARRANTS

                                  --------------

         This Prospectus relates to an offering (the "Offering") of 1,067,500 shares of common stock, par value $.01 per share (the "Common Stock"), of Mobile Mini, Inc. (the "Company"), issuable upon exercise of redeemable Common Stock Purchase Warrants (the "Public Warrants") issued in connection with the Company's 1994 initial public offering (the "Initial Public Offering"). The Public Warrants are sometimes collectively referred to herein as the "Warrants," and the shares of Common Stock issuable upon exercise of the Warrants are sometimes collectively referred to herein as the "Warrant Shares." The Warrant Shares issuable upon exercise of the Warrants may be offered for sale by certain warrantholders of the Company (collectively, the "Warrantholders"), and are not being offered for the account of the Company. The Company will not receive any proceeds from the sale of the Warrant Shares by the Warrantholders, although it will receive proceeds from the exercise of the Warrants, if and to the extent exercised. The Company will pay all of the expenses, estimated to be approximately $30,000, in connection with this offering, other than underwriting and brokerage commissions, discounts, fees and counsel fees and expenses incurred by the Warrantholders. See "USE OF PROCEEDS," "WARRANTHOLDERS" and "PLAN OF DISTRIBUTION."


         The Company's Common Stock is quoted on the Nasdaq National Market ("Nasdaq") under the symbol "MINI." On November 24, 1997, the last sale price of the Common Stock as quoted on Nasdaq was $5.375 per share.


FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK SEE "RISK FACTORS" (COMMENCING ON PAGE 9 HEREOF).

         Each Public Warrant entitles the holder thereof to purchase, at any time through February 17, 1998, one share of Common Stock at a price of $5.00 per share. The Company has the right to call the Public Warrants for redemption at $.01 per Public Warrant on 30 days written notice if the average closing bid price of the Common Stock, as reported on Nasdaq, equals or exceeds $7.00 per share for 20 consecutive trading days ending within 20 days of the date of the notice of redemption. In the event that the Company elects to exercise its right to redeem the Public Warrants, such Public Warrants will be exercisable until the close of business on the date for redemption fixed in such notice. If any Public Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price. The exercise price of the Warrants is subject to adjustment pursuant to the anti-dilution provisions of the Warrants; however, as of the date hereof, no such adjustment has been required to be made.

         The Warrant Shares may be offered by the Warrantholders from time to time in transactions on Nasdaq. The Warrant Shares may also be offered in negotiated transactions, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Warrantholders may effect such transactions by selling the Warrant Shares in negotiated transactions, on Nasdaq or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Warrantholders and/or the purchasers of the Warrant Shares for whom such broker- dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Alternatively, the Warrantholders may from time to time offer the Warrant Shares through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Warrantholders and/or the purchasers of securities for whom they act as agents. See "WARRANTHOLDERS" and "PLAN OF DISTRIBUTION."

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO EXCHANGE OR SELL, OR A SOLICITATION OF AN OFFER TO EXCHANGE OR PURCHASE, ANY SECURITIES IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                 ---------------

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the SEC, at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained upon written request from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or on the World Wide Web through the SEC's Internet address at "http://www.sec.gov."

         The Company has filed with the SEC a registration statement on Form S-2 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement. Each statement made in this Prospectus concerning a document filed as part of the Registration Statement is qualified in its entirety by reference to such document for a complete statement of its provisions. Copies of the Registration Statement may be inspected, without charge, at the offices of the SEC, or obtained at prescribed rates from the Public Reference Section of the Commission, at the address set forth above, or on the World Wide Web through the Commission's Internet address at "http://www.sec.gov."

         This Prospectus is accompanied by the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and the Report on Form 10-Q for the quarter ended September 30, 1997. The Company will provide to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of the documents incorporated by reference into this Prospectus (not including exhibits to such documents unless the exhibits are specifically incorporated by reference into the documents which this Prospectus incorporates). Requests for such documents should be directed to the Company at:
Stockholder Relations Department, Mobile Mini, Inc., 1834 West Third Street, Tempe, Arizona 85281, telephone (602) 894-6311.


                                     SUMMARY

         The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, contained in this Prospectus to which reference is made for a complete statement of matters discussed below. Unless otherwise indicated, all financial and share information set forth in this Prospectus assumes no issuance of an aggregate of 823,750 shares of Common Stock reserved for issuance pursuant to outstanding options and warrants (other than the Public Warrants as which are the subject of this Prospectus). All references to fiscal years refer to the fiscal year of the Company ending December 31. Unless the context otherwise requires, all references in this Prospectus to the "Company" refer to Mobile Mini, Inc. and its subsidiaries.

                                   The Company

         Established in 1983, Mobile Mini, Inc., a Delaware corporation headquartered in Phoenix, Arizona, leases and sells portable steel storage containers and telecommunication shelters. The Company manufactures its own steel storage containers and acquires, refurbishes, and modifies used ocean-going shipping containers for use as inland portable storage units. Operating income for the fiscal year ended December 31, 1996 was $4.5 million and $3.5 million for the six months ended June 30, 1997.

         The  Company  sells  and  leases  its  products  to a wide  variety  of individual, business and governmental users. Clients include retail and wholesale distributors such as Sears(R), K-Mart(R) and Wal-Mart(R); and
institutional customers such as Motorola(R), CellularOne(R) and Southwestern Bell(R) Communications.

         The Company's lease activities include both on-site and off-site leasing. "Off-site" leasing occurs when the Company leases a portable storage container which is then located at the customer's place of use. "On-site" leasing occurs when the Company stores the portable container containing the customer's goods at one of the Company's facilities, which are similar to a standard mini-storage facility, but with increased security, ease of access and container delivery and pick-up service. For the six months ended June 30, 1997, on-site and off-site leasing represented 51% of the Company's revenues with approximately 13,000 units under lease.

         The Company pioneered the use of ocean-going shipping containers for domestic storage. Since 1993, the Company has expanded its operations and now directly serves eight markets in three southwestern states. Between January 1, 1993 and June 30, 1997, the Company's lease fleet has grown by 282%. Although other companies have followed the Company's lead in developing the domestic market for used ocean going containers, the Company believes that it remains the nation's leading lessor of these containers. Through its innovative marketing program, the Company has expanded the demand for its products in each market it has entered, and continues to grow those markets, with same store leasing activities increasing by 28% during the twelve months ended June 30, 1997. The Company intends to continue to grow its existing markets and to expand into additional cities where it believes it can establish substantial market share.

         The Company also markets its storage products on a national basis through its national dealer network, which at October 15, 1997 provided the Company's manufactured containers to 52 dealers for retail sale and lease. Such dealers are in 80 separate locations in 28 states and 2 Canadian provinces. Marketing to dealers and potential dealers is primarily through direct solicitation, trade shows, trade magazine advertising and referrals.

         To complement its storage container business, diversify its product line and target the domestic and international markets, Mobile Mini established a telecommunication shelter division in mid-1995. The Company's modular telecommunication shelters, marketed under the name "Mobile Telestructures," can be built in a variety of designs, sizes, strengths, exterior appearances and configurations. The Company markets its Mobile Telestructure products directly to telecommunication companies as well as to companies providing turn-key installations of shelters and towers. For the six months ended June 30, 1997, Mobile Telestructure represented approximately 5% of the Company's revenues.

         In March 1996, the Company refinanced its business, repaying the majority of its indebtedness and entering into a credit agreement which provided a $35.0 million line of credit and a $6.0 million term loan (as amended, restated or otherwise modified from time to time, and including any restatements, renewals, refundings or refinancings thereof, the "Senior Credit Agreement"). The revolving line of credit portion of the Senior Credit Agreement has since been expanded to $40.0 million. Previously, the Company financed most of its container lease fleet with debt with a five-year amortization schedule. Under the Senior Credit Agreement, the Company's lenders permit the Company to take advantage of the long useful life and durability of its container lease fleet by providing financing that requires interest-only payments during the term of the revolving line of credit. The 1996 refinancing provided the liquidity that permits the Company to focus on the most profitable part of its business, the leasing of portable storage containers and portable offices.

         On October 14, 1997, the Company completed an underwritten public offering in which it issued $6.9 million of its 12% Senior Subordinated Notes Due 2002 (the "Senior Notes") and redeemable warrants to purchase 172,500 shares of Common Stock. The net proceeds of such offering (approximately $6.0 million) were used to repay certain indebtedness, including approximately $3.0 million of short-term bridge notes issued on July 31, 1997 and approximately $3.0 million of borrowings outstanding under the revolving line of credit portion of the Senior Credit Agreement.

         The Company's principal executive office is located at 1834 West Third Street, Tempe, Arizona 85281, and its telephone number is (602) 894-6311.

                                  The Offering

SECURITIES OFFERED                          1,067,500  shares of Common Stock  issuable  upon  exercise of the Public Warrants.  See "DESCRIPTION OF SECURITIES."

COMMON STOCK OUTSTANDING
PRIOR TO THE OFFERING                       6,799,324 shares.

COMMON STOCK TO BE OUTSTANDING
AFTER EXERCISE OF THE PUBLIC
WARRANTS                                    7,866,824  shares (assuming exercise of all outstanding Public
                                            Warrants and  the  issuance of  all 1,067,500 shares  issuable upon such exercise).

USE OF PROCEEDS                             In the event that all of  the outstanding Public Warrants  are exercised,  the  maximum  aggregate  net  proceeds  which  the
                                            Company   would   receive   from   such   exercise   would  be
                                            approximately  $5.3  million.  To the  extent  received,  such proceeds  will be  utilized  for  working  capital and general
                                            corporate  purposes,  initially  would   be  used  to   reduce
                                            borrowings  outstanding  under  the  Company's  Senior  Credit
                                            Agreement. If no Warrants  are  exercised,  the  Company  will not receive any  additional  proceeds in connection  with this
                                            Offering.  In  addition,  the  Company  will not  receive  any proceeds  from the  sale of the  Warrant  Shares.  See "USE OF
                                            PROCEEDS."

TRADING SYMBOL                              The Common Stock is quoted on the Nasdaq National Market under the symbol MINI.

                                  Risk Factors

         See "Risk Factors" for certain factors relating to an investment in the Common Stock that should be considered by prospective investors.

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

         Except for historical information contained herein, this Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Company intends that such forward-looking statements be subject to the safe harbors created thereby. Such forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and the Company's plans and expectations. The Company's actual results may differ materially from such statements. Factors that cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," as well as those discussed elsewhere in this Prospectus and the documents incorporated herein by reference. Although the Company believes that the assumptions underlying its forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in such forward-looking statements will be realized. In addition, as disclosed under "Risk Factors," the business and operations of the Company are subject to substantial risks which increase the uncertainties inherent in the forward-looking statements included in this Prospectus. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans or expectations contemplated by the Company will be achieved.


                                  RISK FACTORS

         In considering the matters set forth in this Prospectus, prospective purchasers of the Notes and Redeemable Warrants should carefully consider the matters set forth below as well as other information set forth in this Prospectus.

Substantial Leverage

         The Company leases containers under operating leases with its customers. The operating lease business is a capital intensive business. The typical operating lease transaction requires a cash investment by the Company of a percentage of the original cost of acquiring and refurbishing used containers or manufacturing new containers or other structures in its lease fleet. This cash investment, commonly known in the equipment leasing industry as an "equity investment," is typically 10% to 20% of the cost of a finished container. The Company's equity investment is typically financed with either the proceeds of the sale of equity or debt securities or internally generated funds. The other 80% to 90% of the cost of a finished container is typically financed with borrowings. Consequently, the Company generally carries a high outstanding indebtedness amount. In addition to indebtedness outstanding under the Senior Credit Agreement, the Company in October 1997 issued $6.9 million of its 12% Senior Subordinated Notes Due 2002 (the "Senior Notes"). As of June 30, 1997, on a pro forma basis, after giving effect to the sale of the Senior Notes and the application of the estimated proceeds therefrom, the aggregate amount of indebtedness of the Company would have been approximately $57.0 million. See "Capitalization." The Company may incur additional indebtedness in the future, subject to certain limitations contained in the Senior Credit Agreement. The Company's ability to satisfy its annual interest and principal payments on its indebtedness or to refinance its obligations with respect to its indebtedness or sell assets or raise equity capital to satisfy such obligations will depend largely upon its performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond its control. See "Business-Financing" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

Uncertainty in Supply and Price of Used Containers

         The Company purchases used ocean-going shipping containers which comprise a majority of the storage containers which the Company leases. The Company's ability to obtain used containers for its lease fleet is subject in large part to the availability of these containers in the market. The availability to the Company of used cargo containers is in part subject to international trade issues and the demand for containers in the ocean cargo shipping business. Should there be a shortage in supply of used containers, the Company could supplement its lease fleet with new manufactured containers. However, should there be an overabundance of these used containers available, it is likely that prices would fall. This could result in a reduction in the lease rates the Company could obtain from its container leasing operations. It could also cause the appraised orderly liquidation value of the containers in the lease fleet to decline.

Uncertainty of Additional Financing to Sustain Growth

         The Company believes that its current capitalization, together with borrowings available under the Senior Credit Agreement, is sufficient to maintain its current level of operations. However, the Company's ability to sustain recent-period financial and operating results is materially dependent upon the availability of credit and equity to support continued increase in the size of its container lease fleet. At October 20, 1997, the Company had borrowings of approximately $32.5 million outstanding under the Senior Credit Agreement. While the Company believes that the net proceeds from the sale of the Senior Notes together with borrowings under the Senior Credit Agreement provide sufficient capital to permit continued growth at recent levels, there can be no assurance that such financial resources will be sufficient to sustain recent growth levels throughout the Company's fiscal year beginning January 1, 1998. During fiscal 1996, the cost of used ocean-going containers, which the Company purchases and refurbishes, increased materially as compared to prior periods. Although used container prices stabilized and then decreased during the first six months of 1997, there can be no assurance that current price levels will continue, and if the cost of used containers increases over existing levels, the Company would be required to secure additional financing through debt or equity offerings, additional borrowings or a combination of these sources (in addition to any net proceeds from the exercise of any of the Public Warrants) in order to sustain recent-period growth levels. However, there is no assurance that any such financings will be obtained or obtained on terms acceptable to the Company. The availability of borrowings under the Senior Credit Agreement is dependent upon the orderly liquidation value of the Company's container lease fleet. A significant reduction in such values may adversely affect the Company's ability to finance its business through the Senior Credit Agreement. See "Business-Financing" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

Container Fleet Utilization

         Historically, the Company has maintained container fleet utilization levels in the 85-to-92% range. During 1996, the Company's container fleet utilization level was 90% and at June 30, 1997 was 87%. Should the Company experience an unexpected decline in demand for its lease units due to economic conditions, an increase in competition, an increase in supply of used containers or any other reason, the Company would expect to dispose of containers in order to maintain acceptable utilization levels. If this were to occur at a time when the market price of used containers has declined, it could result in losses on the sale of these containers. In addition, the Company's operating results would be adversely affected because it would continue to be subject to the high fixed costs of its branch operations but it would have reduced lease revenues.

Risk of Senior Debt Covenant Defaults

         The Company's obligations under the Senior Credit Agreement are secured by a lien in favor of its lenders covering substantially all of the assets of the Company. The Company is required to comply with certain covenants and restrictions, including covenants relating to the Company's financial condition and results of operations. If the Company is unable or fails to comply with the covenants and restrictions of the Senior Credit Agreement, the lenders would have the right not to make loans under the Senior Credit Agreement and to require early payment of outstanding loans. The lack of availability of loans or the requirement to make early repayment of loans would have a material adverse effect on the Company. See "Management's Discussion and Analysis Financial Condition and Results of Operations - Liquidity and Capital Resources."

Uncertainty of Future Financial Performance, Fluctuations in Operating Results

         The Company's results of operations may vary from period to period due to a variety of factors which affect demand for the Company's products and influence the Company's operating costs and margins, including general economic and industry conditions, availability of and cost increases of used containers from which the Company builds its container fleet, changes in marketing and sales expenditures, pricing pressures, market acceptance of the Company's products, particularly in new market areas in which the Company may expand, expenditures to acquire or start-up and integrate into the Company's operations new businesses which the Company seeks to acquire as part of its expansion
strategy,   and  the  introduction  of  new  products  by  the  Company  or  its competitors.

Fluctuations in Raw Materials Costs and Supply

         The Company purchases used ocean-going shipping containers, steel, vinyl, wood, glass and other raw materials from various suppliers. While all such materials are available from numerous independent suppliers, commodity raw materials are subject to fluctuations in price. Because such materials in the aggregate constitute significant components of the Company's cost of goods sold, such price fluctuations could have a material adverse effect on the Company's results of operations. Although the Company believes that it can pass on gradual increases in raw material prices, there can be no assurance that the Company will continue to be able to do so in the future. In addition, sharp increases in material prices are more difficult to pass through to the customer in short a period of time and may negatively impact the short-term financial performance of the Company.

Potential Adverse Effects of Government Regulation

         The Company's manufacturing and storage facilities are subject to regulation by a number of governmental authorities, including regulations relating to occupational health and safety and to environmental issues as well as federal and state laws governing such matters as overtime and minimum wages. The Company believes that its operations comply in all material respects with all applicable regulatory requirements. However, any failure to comply with applicable regulations, or the adoption of new regulations or changes in existing regulations, could impose additional compliance costs on the Company, require a cessation of certain activities or otherwise have a material adverse impact on the Company's business and results of operations.

Competition

         The Company believes that its products, services, pricing and manufacturing capabilities allow it to compete favorably in each of the on-site leasing, off-site leasing and sales segments of the Company's markets in the areas it currently operates. However, the Company's ability to continue to compete favorably in each of its markets is dependent upon many factors, including the market for used ocean-going shipping containers and the cost of steel.

         The Company believes that competition in each of its markets may increase significantly in the future. It is possible that some such competitors will have greater marketing and financial resources than the Company. As competition increases, significant pricing pressure and reduced profit margins may result. Prolonged price competition, along with other forms of competition, could have a material adverse affect on the Company's business and results of operations. See "Business-Competition."

Reliance on Key Employees

         The Company is substantially dependent on the personal efforts and abilities of Richard E. Bunger, the Company's founder and its Chairman, Steven
G. Bunger, the Company's President and Chief Executive Officer, and Lawrence Trachtenberg, the Company's Executive Vice President and Chief Financial Officer. The loss or unavailability of any of these officers or certain other key employees for any significant period of time could have a material adverse effect on the Company's business prospects or earning capacity.

Management Control

         The Company's executive officers and directors as at October 20, 1997 own an aggregate of approximately 2,646,350 shares, or 38.3% of the outstanding Common Stock. Richard E. Bunger, the Company's Chairman, beneficially owns approximately 34.6% of the Common Stock outstanding. Consequently, the executive officers and directors of the Company collectively, and Mr. Bunger individually, have substantial influence in the election of all members of the Board of Directors and therefor on the direction of the Company's business and affairs.

Anti-Takeover Considerations


         At the Company's 1997 annual meeting in November 1997, the Company's stockholders adopted a group of proposals, including amendments to the Company's Certificate of Incorporation which could, together or separately, discourage potential acquisition proposals, delay or prevent a change in control of the Company, and limit the price that certain investors might be willing to pay in the future for the Company's Common Stock. These proposals include a classified board of directors and a provision barring shareholder action by written consent. The Company is also subject to Section 203 of the Delaware General Corporation Law, which may also inhibit a change in control of the Company. In addition, the provisions of certain executive employment agreements and stock option agreements may result in economic benefits to the holders thereof upon the occurrence of a change in control.


                                 USE OF PROCEEDS

         In the event that all of the Public Warrants are exercised, the Company will receive maximum gross proceeds of $5,337,500 from the exercise of the Public Warrants. Accordingly, the maximum net proceeds which the Company would receive from such exercise, after deduction of expenses of approximately $30,000 incurred in connection with this Offering, would be approximately $5,307,500. The Company intends to utilize the net proceeds of the Offering to repay a portion of borrowings outstanding under the revolving credit line portion of the Senior Credit Agreement, which borrowings totaled approximately $32.5 million at October 20, 1997. Interest accrues on borrowings under the Senior Credit Agreement at the Company's option at either prime plus 1.5% (10.0% per annum at October 20, 1997) or the Eurodollar rate (as defined) plus 3% per annum.

         On October 24, 1997, the last sale price quoted on Nasdaq for the Common Stock was $6.25 per share. Although it is possible that the Warrants, exercisable at $5.00 per share, may be exercised if the market price of the Common Stock continued to exceed such exercise price prior to the February 17, 1998 expiration date of the Public Warrants, it is impossible to predict how many of the Warrants will be exercised and the amount of the proceeds, if any, realizable therefrom.

                                 WARRANTHOLDERS

         The 1,067,500 Warrant Shares offered hereby are issuable upon exercise of the Public Warrants which were issued in the Company's Initial Public Offering in 1994 and which are currently publicly traded on Nasdaq.


                              PLAN OF DISTRIBUTION

         The Warrant Shares issuable upon exercise of the Public Warrants may be distributed if, as and when such Public Warrants are exercised by the holders thereof. The Company may solicit the exercise of the Public Warrants at any time by reducing the exercise price of the Public Warrants. As of the date of this Prospectus, the Company does not have the right to call the Public Warrants because the Common Stock has not traded at or above $7.00 for at least 20 consecutive trading days.

         The Company may engage one or more broker-dealers to solicit the exercise of Public Warrants in compliance with the provisions of Regulation M promulgated under the Exchange Act. The Company anticipates that it would pay any such broker-dealer a fee of between 1% and 5% of the exercise price of the Public Warrants solicited for exercise which are exercised.

         The Warrant Shares offered hereby may be sold from time to time to purchasers directly by the Warrantholders or by pledgees, donees, transferees or other successors in interest, or in negotiated transactions and on Nasdaq through brokers or dealers, or otherwise. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Warrantholders for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

         Alternatively, the Warrantholders may from time to time offer the Warrant Shares offered hereby through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Warrantholders and/or the purchasers of Warrant Shares for whom they may act as agents.

         The Warrantholders and any underwriters, dealers or agents that participate in the distribution of Warrant Shares offered hereby may be deemed to be underwriters, and any profit on the sale of such Warrant Shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. At the time a particular offer of Warrant Shares is made, to the extent required, a post-effective amendment to this Registration Statement will be filed with the Commission which will set forth the aggregate amount of Warrant Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, and discounts, commissions and other items constituting compensation from the Warrantholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

         The Warrant Shares offered hereby may be sold from time to time in one or more transactions at market prices prevailing at the time of sale, at a fixed offering price, which may be changed, at varying prices determined at the time of sale or at negotiated prices. The Warrantholders will pay the commissions and discounts of underwriters, dealers or agents, if any, incurred in connection with the sale of the Warrant Shares.

         The Company will not receive any proceeds from the sale of the Warrant Shares issuable upon exercise of the Public Warrants. On the assumption that all of the Public Warrants are exercised, the maximum net proceeds which the Company would receive from such exercise, after deduction of expenses of this Offering, would be approximately $5.3 million. See "Use of Proceeds." There can be no assurance that any of the Public Warrants will be exercised.

                       DESCRIPTION OF THE PUBLIC WARRANTS

         The Company issued the Public Warrants in connection with its 1994 initial public offering. Each Public Warrant entitles the holder thereof to purchase one share of Common Stock, at $5.00 per share. The number of shares and the exercise price are subject to adjustment upon the occurrence of certain specified events. As of the date of this Prospectus, no such adjustment has been required or made. The Public Warrants expire on February 17, 1998. The Company has the right to redeem the Public Warrants at $.01 per share of Common Stock subject to the Public Warrants at any time after the closing price of the Common Stock has been $7.00 or more for at least 20 consecutive trading days. An aggregate of 1,067,500 shares of Common Stock was issuable upon exercise of all of the Public Warrants. The Public Warrants are quoted on the Nasdaq SmallCap Market under the symbol "MINIW."

         The Company issued to the underwriters of its initial public offering unit warrants to purchase units comprised of an aggregate of 187,500 shares of Common Stock and warrants to purchase an additional aggregate of 93,750 shares of Common Stock. The unit warrants are exercisable at $12.00 per unit (each unit being comprised of two shares of Common Stock and a warrant to purchase one share of Common Stock), and the warrants included within the units are exercisable at $5.00 per share of Common Stock. The warrants to purchase the units, and the warrants included therein, expire on February 17, 1998. None of such warrants are covered by this Prospectus.

                DESCRIPTION OF COMMON STOCK AND OTHER SECURITIES

General

         The Company's Certificate of Incorporation authorizes the issuance of 22,000,000 shares, consisting of 17,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share. As of October 20, 1997, the Company had 6,799,324 shares of Common Stock outstanding and no shares of preferred stock outstanding. At October 20, 1997, the Company had reserved an aggregate of 995,250 shares of Common Stock for issuance upon the exercise of outstanding options, warrants and other rights to acquire shares of Common Stock (excluding the 1,067,500 shares issuable upon exercise of the Public Warrants).

Common Stock

         The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. In addition, such holders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of the dissolution, liquidation or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities of the Company. All outstanding shares of Common Stock are fully paid and nonassessable.

         The holders of Common Stock do not have any subscription, redemption or conversion rights, nor do they have any preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares. Accordingly, if the Company were to elect to sell additional shares of Common Stock following this Offering, persons acquiring Common Stock in this Offering would have no right to purchase additional shares, and as a result, their percentage equity interest in the Company would be reduced.

         Pursuant to the Company's Bylaws, except for any matters which, pursuant to the Delaware General Corporation Law ("Delaware Law"), require a greater percentage vote for approval, the holders of one-third of the outstanding Common Stock, if present in person or by proxy, are sufficient to constitute a quorum for the transaction of business at meetings of the Company's stockholders. Holders of shares of Common Stock are entitled to one vote per share on all matters submitted to the vote of Company stockholders. Except as to any matters which, pursuant to Delaware Law, require a greater percentage vote for approval, the affirmative vote of the holders of a majority of the Common Stock present in person or by proxy at any meeting (provided a quorum as aforesaid is present thereat) is sufficient to authorize, affirm or ratify any act or action, including the election of directors.

         The holders of Common Stock do not have cumulative voting rights. Accordingly, the holders of more than half of the outstanding shares of Common Stock can elect all of the Directors to be elected in any election, if they choose to do so. In such event, the holders of the remaining shares of Common Stock would not be able to elect any Directors. The Board is empowered to fill any vacancies on the Board created by the resignation, death or removal of Directors.

         In addition to voting at duly called meetings at which a quorum is present in person or by proxy, Delaware Law and the Company's Bylaws provide that stockholders may take action without the holding of a meeting by written consent or consents signed by the holders of a majority of the outstanding shares of the capital stock of the Company entitled to vote thereon. Prompt notice of the taking of any action without a meeting by less than unanimous consent of the stockholders will be given to those stockholders who do not consent in writing to the action. The purposes of this provision are to facilitate action by stockholders and to reduce the corporate expense associated with annual and special meetings of stockholders. Pursuant to the rules and regulations of the Commission, if stockholder action is taken by written consent, the Company will be required to send to each stockholder entitled to vote on the matter acted on, but whose consent was not solicited, an information statement containing information substantially similar to that which would have been contained in a proxy statement. The Board of Directors intends to place before the Company's stockholders at the Company's 1997 annual meeting a proposal that would amend the Company's Bylaws and Certificate of Incorporation to prohibit shareholder action by written consent.

Preferred Stock

         The Company is authorized to issue up to 5,000,000 shares of preferred stock, $.01 par value per share ("Preferred Stock"), 50,000 of which were designated as Series A Convertible Preferred Stock during December 1995 and issued for consideration of $100 per share. All of the outstanding shares of the Series A Convertible Preferred Stock were converted according to their terms into an aggregate of 1,904,324 shares of Common Stock during the first quarter of 1996, at which time all such shares of the Series A Convertible Preferred Stock became authorized but unissued shares of Preferred Stock which may be reissued.

         Under the Company's Certificate of Incorporation, shares of Preferred Stock may, without any action by the stockholders of the Company, be issued by the Board of Directors of the Company from time to time in one or more series for such consideration and with such relative rights, privileges and preferences as the Board may determine. Accordingly, the Board has the power, without stockholder approval, to fix the dividend rate and to establish the provisions, if any, relating to voting rights, redemption rate, sinking fund, liquidation preferences and conversion rights for any series of Preferred Stock issued in the future, which could adversely affect the voting power or other rights of the holders of the Common Stock.

         It is not possible to state the actual effect of the authorization of the Preferred Stock upon the rights of the holders of the Common Stock until the Board determines the specific rights of the holders of any series of preferred Stock. The Board's authority to issue Preferred Stock provides a convenient vehicle in connection with possible acquisitions and other corporate purposes, but could have the effect of making it more difficult for a person or group to gain control of the Company. The Company has no present plans to issue any shares of Preferred Stock.

Classified Board Of Directors And Related Provisions

         The Company's Board of Directors has proposed that the Company's stockholders adopt at the Company's 1997 annual meeting of stockholders (scheduled to be held on November 12, 1997) an amendment to the Company's Certificate of Incorporation to provide for a classified board of directors. The amendment provides that the Board of Directors be divided into three classes, and that the directors serve staggered terms of three years each. The purpose of the classified board is to promote conditions of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors, by insuring that in the ordinary course, at least two-thirds of the directors will at all times have at least one year's experience as directors. However, the classified board structure may prevent stockholders who do not approve of the policies of the Board of Directors from removing a majority of the Board of Directors at a single annual meeting, because it will normally take two annual meetings of stockholders to elect a majority of the Board.

Delaware Anti-Takeover Law

         Section 203 of the Delaware Law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) on or after such date, the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person, who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

Transfer Agent and Public Warrant Agent

         The transfer agent for the Common Stock and the Warrant Agent for the Public Warrants is Harris Trust and Savings Bank.

                                  LEGAL MATTERS

         The validity of the Common Stock issuable upon exercise of the Public Warrants will be passed upon for the Company by Bryan Cave LLP, Phoenix, Arizona.


                                     EXPERTS


         The consolidated financial statements and schedule of the Company and its subsidiaries as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission (File No. 1-12804) pursuant to the Exchange Act are incorporated herein by reference:


         1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (filed with the Commission on March 31, 1997), and the following amendments thereto: Amendment No. 1 dated April 29, 1997 (filed with the Commission on April 29,
                  1997), Amendment No. 2 dated June 15, 1997 (filed with the Commission on June 26, 1997), and Amendment No. 3 dated August 21, 1997 (filed with the Commission on August 21, 1997);

         2. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1996, consisting of the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997 (filed with the Commission on May 15, 1997) June 30, 1997 (filed with the Commission on August 14, 1997), and September 30, 1997 (filed with the Commission on October 31, 1997); and


         3. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A, dated February 9, 1994, as amended by Amendment No. 1 dated February 16, 1994.

         All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering made hereby shall be deemed incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute a part of this Prospectus.

==================================================     ===============================================

   No dealer, salesperson or other person has been
authorized to give any  information or to make any                        1,067,500
representation  other than those contained in this                   Shares of Common Stock
Prospectus  in  connection  with the offer made by
this  Prospectus,  and, if given or made, must not                      mobile mini, inc.
be relied  upon as having been  authorized  by the
Company or the  Underwriter.  This Prospectus does
not  constitute an offer to sell or a solicitation                  Issuable Upon Exercise of
of an offer to buy any  securities  other than the               Common Stock Purchase Warrants
registered  securities  to which it  relates or an                   Shares of Common Stock
offer  to or  solicitation  of any  person  in any
jurisdiction  where such an offer or  solicitation
would be  unlawful.  Neither the  delivery of this
Prospectus at any time nor any sale made hereunder
shall,   under  any   circumstances,   create  any
implication that the information  herein contained
is correct as of any time  subsequent  to the date
of this Prospectus.
                _________________
                                                                   __________________________
                 TABLE OF CONTENTS
                                                                           PROSPECTUS
Available Information .........................
Summary .......................................                    __________________________
Risk Factors ..................................
Use of Proceeds ...............................
Warrantholders.................................
Plan of Distribution ..........................
Description of the Public Warrants.............
Description of Common Stock and Other
  Securities ..................................
Legal Matters .................................
Experts .......................................
Incorporation of Certain Documents by
  Reference ...................................



                                                                           _________, 1997





==================================================     ===============================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The Company estimates that expenses in connection with the offering described in this registration statement (other than underwriting and brokerage discounts, commissions and fees and legal fees incurred by the Warrantholders, if any, payable by such Warrantholders) will be as follows:

         Securities and Exchange Commission registration fee   $     0
         Legal fees and expenses                                15,000
         Accounting fees and expenses                           15,000
                                                               -------

         Total                                                 $30,000
                                                               =======


         All amounts except the Securities and Exchange Commission registration fee (which was paid in connection with prior filings) are estimated.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's Certificate of Incorporation and Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. Pursuant to these provisions, the Company intends to enter into indemnity agreements with each of its directors and executive officers.

         In addition, the Company's Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, the Company's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Company or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Company or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its stockholders, for improper transactions between the director and the Company and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.


ITEM 16. EXHIBITS

EXHIBIT
NUMBER                     DESCRIPTION
------                     -----------

4.1                        Form of Warrant Agreement.(1)

4.2                        Form of Underwriter Warrant.(1)

4.3                        Specimen Form of Common Stock Certificate.  (1)

4.4                        Specimen Form of Warrant Certificate.  (1)

5.1                        Opinion of Bryan Cave LLP.  (3)

23.1                       Consent of Bryan Cave LLP (included in Exhibit 5.1).

23.2                       Consent of Arthur Andersen LLP.

24.1                       Power of Attorney(2)

--------------------

(1) Incorporated by reference, filed as an exhibit to the Company's Registration Statement on Form SB-2, SEC File No. 33-71528-LA.
(2) Included on the signature page of the Registration Statement, previously filed.
(3)     Previously filed.

ITEM 17. UNDERTAKINGS.


     I.  Rule 415 Offerings:


         (a) The undersigned registrant hereby undertakes:


                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                          (i) To  include  any  prospectus  required  by Section
                      10(a)(3) of the 1933 Act;

                          (ii) To reflect in the  prospectus any facts or events
                      arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of
                      securities   offered  (if  the  total   dollar   value  of
                      securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                          (iii) To include any material information with respect
                      to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                          PROVIDED,  HOWEVER, that paragraphs (1)(i) and (1)(ii)
do not apply if this Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement.


                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


     II. Filings Incorporating Subsequent Exchange Act Documents by Reference:

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tempe, Arizona, on this 26th day of November, 1997.


                                        MOBILE MINI, INC.



                                        By:/s/Steven G. Bunger
                                           -------------------------------------
                                           Steven G. Bunger,
                                           President and Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, as amended, this to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE                   TITLE                                  DATE
---------                   -----                                  ----


/s/ Steven G. Bunger       President, Chief Executive Officer  November 26, 1997
-------------------------  Executive Officer and Director
Steven G. Bunger           (principal executive officer)


/s/ Lawrence Trachtenberg  Executive Vice President, Chief     November 26, 1997
-------------------------  Financial Officer and Director
Lawrence Trachtenberg      (principal financial and accounting officer)


         *                 Chairman of the Board               November 26, 1997
-------------------------
Richard E. Bunger


         *                 Director                            November 26, 1997
-------------------------
George Berkner


         *                 Director                            November 26, 1997
-------------------------
Ronald J. Marusiak


* = s/ Lawrence Trachtenberg
    ------------------------
       Lawrence Trachtenberg,
         Attorney-In-Fact
                                      II-3